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                                                                    EXHIBIT 4.4


                           CERTIFICATE OF AMENDMENT
                                      TO
                    BANK OF GRANITE CORPORATION'S RESTATED
                         CERTIFICATE OF INCORPORATION

WHEREAS, Bank of Granite Corporation ("Corporation") was duly organized under the laws of the state of Delaware on January 30, 1987 and is now a corporation organized and existing under the laws of the state of Delaware; and

WHEREAS, various amendments have been made to the Corporation's original Certificate of Incorporation since its organization as a Delaware corporation on January 30, 1987; and

WHEREAS, the Corporation wishes to amend Article 4 of its Restated Certificate of Incorporation to reflect a change in the Corporation's Common Stock par value from $5.00 per share to $1.00 per share; and

WHEREAS, at a meeting of the Board of Directors of the Corporation on February 10, 1992, Resolutions were duly adopted setting forth a proposed Amendment of the Corporation's Restated Certificate of Incorporation, declaring said Amendment to be advisable and calling for a meeting of the stockholders of the Corporation for consideration thereof; and

WHEREAS, at the Corporation's 1992 Annual Meeting of Shareholders, held on March 23, 1992, a Proposal changing the Corporation's Common Stock par value from $5.00 per share to $1.00 per share was duly adopted by the necessary number of shares as required by Delaware statute.


                                  WITNESSETH

RESOLVED, that Article 4 of the Corporation's Restated Certificate of Incorporation is deleted in its entirety and is replaced with the following:

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          "4.    The maximum number of shares which the Corporation
                 shall have the authority to issue is 10,000,000 shares of Common Stock, each of which shall have a par value of One Dollar ($1.00).

                 Shareholders shall not have preemptive rights."

IN WITNESS WHEREOF, Bank of Granite Corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officers, this 23rd day of March, 1992.

                                      For and on behalf of Bank
                                      of Granite Corporation


                                      /s/ John A. Forlines, Jr.
                                      --------------------------------------
                                      John A. Forlines, Jr., Chairman
                                      and Chief Executive Officer


                                      Attest:


                                      /s/ Joe A. Jones
                                      --------------------------------------
                                      Joe A. Jones, Secretary